Exhibit 77(q)(1)

Exhibits

(e)(1)  Amended Schedule A dated November 2009 to the Amended and Restated Management Agreement dated October 1, 1999 as restated May 9, 2001 between ING Variable Insurance Trust and ING Investments LLC – Filed herein.

(e)(2)  Amended Schedule A dated November 2009 to the Sub-Advisory Agreement dated February 25, 2003 between ING Investments LLC and ING Investment Management Co. – Filed herein.